Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-233274 and 333-250121 on Forms S-8 of our report, dated June 24, 2022, appearing in the Annual Report on Form 11-K of the Enbridge Employee Services, Inc. Employees’ Savings Plan for the year ended December 31, 2021.

/s/ McConnell & Jones LLP

Houston, Texas

June 24, 2022